UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 1)*

TrueCar, Inc.

(Name of Issuer)

Common Stock, par value $0.0001 per share

(Title of Class of Securities)

89785L 107

(CUSIP Number)

December 31, 2015

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 89785L 107		13 G

1	Names of Reporting Persons. Upfront II, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 5,138,807

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 5,138,807

9	Aggregate Amount Beneficially Owned by Each Reporting Person 5,138,807

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 6.2%(1)

12	Type of Reporting Person* PN

(1)  Based on 82,686,487  shares of the Issuer’s Common Stock outstanding as of November 4, 2015, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, filed with the Securities and Exchange Commission on November 12, 2015.

CUSIP NO. 89785L 107		13 G

1	Names of Reporting Persons. Upfront II Partners, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 139,397

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 139,397

9	Aggregate Amount Beneficially Owned by Each Reporting Person 139,397

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.2%(1)

12	Type of Reporting Person* PN

(1)  Based on 82,686,487  shares of the Issuer’s Common Stock outstanding as of November 4, 2015, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, filed with the Securities and Exchange Commission on November 12, 2015.

CUSIP NO. 89785L 107		13 G

1	Names of Reporting Persons. Upfront GP II, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 1,501,260

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 1,501,260

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,501,260

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 1.8%(1)

12	Type of Reporting Person* PN

(1)  Based on 82,686,487  shares of the Issuer’s Common Stock outstanding as of November 4, 2015, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, filed with the Securities and Exchange Commission on November 12, 2015.

CUSIP NO. 89785L 107		13 G

1	Names of Reporting Persons. Upfront II Investors, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 559,248

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 559,248

9	Aggregate Amount Beneficially Owned by Each Reporting Person 559,248

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.7%(1)

12	Type of Reporting Person* PN

(1)  Based on 82,686,487  shares of the Issuer’s Common Stock outstanding as of November 4, 2015, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, filed with the Securities and Exchange Commission on November 12, 2015.

CUSIP NO. 89785L 107		13 G

1	Names of Reporting Persons. GRP Management Services Corp.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 7,338,712

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 7,338,712

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,338,712

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 8.9%(1)

12	Type of Reporting Person* PN

(1)  Based on 82,686,487  shares of the Issuer’s Common Stock outstanding as of November 4, 2015, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, filed with the Securities and Exchange Commission on November 12, 2015.

CUSIP NO. 89785L 107		13 G

1	Names of Reporting Persons. Upfront III, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 1,945,375

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 1,945,375

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,945,375

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 2.4%(1)

12	Type of Reporting Person* PN

(1)  Based on 82,686,487  shares of the Issuer’s Common Stock outstanding as of November 4, 2015, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, filed with the Securities and Exchange Commission on November 12, 2015.

CUSIP NO. 89785L 107		13 G

1	Names of Reporting Persons. Upfront GP III, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 206,202

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 206,202

9	Aggregate Amount Beneficially Owned by Each Reporting Person 206,202

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.2%(1)

12	Type of Reporting Person* PN

(1)  Based on 82,686,487  shares of the Issuer’s Common Stock outstanding as of November 4, 2015, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, filed with the Securities and Exchange Commission on November 12, 2015.

CUSIP NO. 89785L 107		13 G

1	Names of Reporting Persons. Upfront III Partners, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 31,891

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 31,891

9	Aggregate Amount Beneficially Owned by Each Reporting Person 31,891

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.0%(1)

12	Type of Reporting Person* PN

(1)  Based on 82,686,487  shares of the Issuer’s Common Stock outstanding as of November 4, 2015, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, filed with the Securities and Exchange Commission on November 12, 2015.

CUSIP NO. 89785L 107		13 G

1	Names of Reporting Persons. Upfront III Investors, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 63,152

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 63,152

9	Aggregate Amount Beneficially Owned by Each Reporting Person 63,152

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.1%(1)

12	Type of Reporting Person* PN

(1)  Based on 82,686,487  shares of the Issuer’s Common Stock outstanding as of November 4, 2015, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, filed with the Securities and Exchange Commission on November 12, 2015.

CUSIP NO. 89785L 107		13 G

1	Names of Reporting Persons. Upfront Ventures Management, Inc.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 2,246,620

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 2,246,620

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,246,620

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 2.7%(1)

12	Type of Reporting Person* PN

(1)  Based on 82,686,487  shares of the Issuer’s Common Stock outstanding as of November 4, 2015, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, filed with the Securities and Exchange Commission on November 12, 2015.

CUSIP NO. 89785L 107		13 G

1	Names of Reporting Persons. Upfront Ventures Management, LLC

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 2,246,620

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 2,246,620

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,246,620

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 2.7%(1)

12	Type of Reporting Person* OO

(1)  Based on 82,686,487  shares of the Issuer’s Common Stock outstanding as of November 4, 2015, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, filed with the Securities and Exchange Commission on November 12, 2015.

CUSIP NO. 89785L 107		13 G

1	Names of Reporting Persons. Steven Dietz

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 73,092

	6	Shared Voting Power 9,588,532

	7	Sole Dispositive Power 73,092

	8	Shared Dispositive Power 9,588,532

9	Aggregate Amount Beneficially Owned by Each Reporting Person 9,661,624

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 11.7%(1)

12	Type of Reporting Person* IN

(1)  Based on 82,686,487  shares of the Issuer’s Common Stock outstanding as of November 4, 2015, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, filed with the Securities and Exchange Commission on November 12, 2015.

CUSIP NO. 89785L 107		13 G

1	Names of Reporting Persons. Yves B. Sisteron

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 9,585,332

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 9,585,332

9	Aggregate Amount Beneficially Owned by Each Reporting Person 9,585,332

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 11.6%(1)

12	Type of Reporting Person* IN

(1)  Based on 82,686,487  shares of the Issuer’s Common Stock outstanding as of November 4, 2015, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, filed with the Securities and Exchange Commission on November 12, 2015.

CUSIP NO. 89785L 107		13 G

1	Names of Reporting Persons. Mark Suster

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 9,585,332

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 9,585,332

9	Aggregate Amount Beneficially Owned by Each Reporting Person 9,585,332

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 11.6%(1)

12	Type of Reporting Person* IN

(1)  Based on 82,686,487  shares of the Issuer’s Common Stock outstanding as of November 4, 2015, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, filed with the Securities and Exchange Commission on November 12, 2015.

Introductory Note: This Statement on Schedule 13G (this “Statement”) is filed on behalf of the Reporting Persons, in respect of shares of Common Stock, par value $0.0001 per share (“Common Stock”), of TrueCar, Inc. (the “Issuer”).

Item 1
	(a)	Name of Issuer: TrueCar, Inc.
Address of Issuer’s Principal Executive Offices: 120 Broadway, Suite 200 Santa Monica, CA 90401

Item 2
(a)

Name of Person(s) Filing:
Upfront II, L.P.

Upfront II Partners, L.P.

Upfront GP II, L.P.

Upfront II Investors, L.P.

GRP Management Services Corp.

Upfront III, L.P.

Upfront GP III, L.P.

Upfront III Partners, L.P.

Upfront III Investors, L.P.

Upfront Ventures Management, Inc.

Upfront Ventures Management, LLC

Steven Dietz

Yves B. Sisteron

Mark Suster

	(b)	Address of Principal Business Office: c/o Upfront Venture 1314 7th Street Santa Monica, CA 90401
	(b)	Citizenship: Reference is made to the response to item 4 on each of pages 2-16 of this Schedule 13G (this “Schedule”), which responses are incorporated herein by reference
	(d)	Title of Class of Securities: Common Stock
	(e)	CUSIP Number: 89785L 107

Item 3
Not applicable.

Item 4	Ownership.

Reference is hereby made to the responses to items 5-9 and 11 of pages 2 - 16 of this Schedule, which responses are incorporated by reference herein.

GRP Management Services Corp. is the sole general partner of Upfront II, L.P., Upfront II Partners, LP, Upfront GP II, L.P., and Upfront II Investors, L.P. Upfront Ventures Management, Inc. is the sole general partner of Upfront III, L.P., Upfront GP III, L.P., Upfront III Partners, L.P. and Upfront III Investors, L.P. The managers of both GRP Management Services Corp. and Upfront Ventures Management, Inc. are Steven Dietz, Yves B. Sisteron and Mark Suster. These managers jointly exercise voting and dispositive control over the shares directly held by each fund.  Upfront Ventures Management, LLC is the sole shareholder of Upfront Ventures Management, Inc.

In addition, Mr. Dietz beneficially owns (i) 17,114 shares in his individual capacity, (ii) 18,470 shares held of record by The Dietz Family Trust for which Mr. Dietz serves as trustee, (iii) 900 shares held of record by Mr. Dietz’s elder son, (iv) 1,000 shares held of record by Mr. Dietz’s younger son, (v) 1,300 shares held of record by Mr. Dietz’s daughter and (vi) 28,755 shares exercisable within 60 days of December 31, 2015. Mr. Dietz has sole voting and dispositive control over the shares held by The Dietz Family Trust.

Item 5	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following:      ☐

Item 6	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable.

Item 8	Identification and Classification of Members of the Group.
Not applicable.

Item 9	Notice of Dissolution of Group.
Not applicable.

Item 10	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February   , 2016

UPFRONT II, L.P.

By: Upfront GP II, L.P.
Its: General Partner

By: GRP Management Services Corp.
Its: General Partner

By:	/s/ Dana Kibler
Name:	Dana Kibler
Title:	Chief Financial Officer

UPFRONT II PARTNERS, L.P.

By: Upfront GP II, L.P.
Its: General Partner

By: GRP Management Services Corp.
Its: General Partner

By:	/s/ Dana Kibler
Name:	Dana Kibler
Title:	Chief Financial Officer

UPFRONT GP II, L.P.

By: GRP Management Services Corp.
Its: General Partner

By:	/s/ Dana Kibler
Name:	Dana Kibler
Title:	Chief Financial Officer

UPFRONT II INVESTORS, L.P.

By: GRP Management Services Corp.
Its: General Partner

By:	/s/ Dana Kibler
Name:	Dana Kibler
Title:	Chief Financial Officer

GRP MANAGEMENT SERVICES CORP.

By:	/s/ Dana Kibler
Name:	Dana Kibler
Title:	Chief Financial Officer

UPFRONT III, L.P.

By: Upfront GP III, L.P.
Its: General Partner

By: Upfront Ventures Management, Inc.
Its: General Partner

By:	/s/ Dana Kibler
Name:	Dana Kibler
Title:	Chief Financial Officer

UPFRONT GP III, L.P.

By: Upfront Ventures Management, Inc.
Its: General Partner

By:	/s/ Dana Kibler
Name:	Dana Kibler
Title:	Chief Financial Officer

UPFRONT III PARTNERS, L.P.

By: Upfront GP III, L.P.
Its: General Partner

By: Upfront Ventures Management, Inc.
Its: General Partner

By:	/s/ Dana Kibler
Name:	Dana Kibler
Title:	Chief Financial Officer

UPFRONT III INVESTORS, L.P.

By: Upfront GP III, L.P.
Its: General Partner

By: Upfront Ventures Management, Inc.
Its: General Partner

By:	/s/ Dana Kibler
Name:	Dana Kibler
Title:	Chief Financial Officer

UPFRONT VENTURES MANAGEMENT, INC.

By:	/s/ Dana Kibler
Name:	Dana Kibler
Title:	Chief Financial Officer

UPFRONT VENTURES MANAGEMENT, LLC

By:	/s/ Dana Kibler
Name:	Dana Kibler
Title:	Chief Financial Officer

/s/ Steven Dietz
Steven Dietz

/s/ Yves B. Sisteron
Yves B. Sisteron

/s/ Mark Suster
Mark Suster